Exhibit 10.2
Additional Agreement
To: Woori Bank
As to the Credit Facility Agreement dated as of May 24, 2010 for a loan of 180,000,000 U.S. dollars (the “Credit Facility Agreement”), the parties to the Credit Facility Agreement hereby additionally agree to the following:
1. In the event of additional borrowings from a financial institution other than Woori Bank, the Borrower shall have a prior consultation thereof with Woori Bank.
2. Amkor Technology Inc., the head company in the United States of America, shall guarantee this foreign currency loan of 180,000,000 U.S. dollars up to the amount of 234,000,000 U.S. dollars, which is 130% of the loan amount.
3. The loan proceeds shall be used to repay 180,000,000 U.S dollars of the Series A Bonds in the amount of 385,000,000 U.S dollars issued as of May 15, 1999 and the proper evidences should be provided to Woori Bank.
4. Amkor Technology Inc. uses the proceeds ($180 million), as a repayment of intercompany bonds from Amkor Technology Korea, for the repayment of existing 3rd party debts and so on. But not for the repayment of debts from related parties.

May 24, 2010

Borrower:	/s/ JooHo Kim	((seal))

JooHo Kim Representative Director
Address: